P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

        Office:

(860) 728-4650

NU REPORTS FOURTH QUARTER, YEAR-END 2010 RESULTS;

SETS 2011 GUIDANCE

HARTFORD, Connecticut, February 24, 2011 – Northeast Utilities (NYSE:NU) today reported earnings for the fourth quarter of 2010 of $129.3 million, or $0.73 per share, compared with earnings of $84.7 million, or $0.48 per share, in the fourth quarter of 2009.  NU earned

$387.9 million, or $2.19 per share, in 2010, compared with $330 million, or $1.91 per share, in 2009.

 “We are pleased with the performance we delivered to our customers and shareholders in 2010,” said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “Our financial performance improved over 2009 due in part to strong cost controls, while at the same time, energy rates paid by our customers continued to trend downward.  Additionally, we invested approximately $1 billion in 2010 strengthening and expanding the energy infrastructure of Connecticut, Massachusetts and New Hampshire.  This investment supports the provision of reliable energy service, as well as the region’s economic development.”

2011 Earnings Guidance

Although NU’s proposed merger with NSTAR is expected to close in the second half of 2011, NU today announced stand-alone earnings guidance for 2011 to assist investors in evaluating the company’s near-term financial expectations.  NU expects to earn between $2.25 per share and $2.40 per share1 in 2011, excluding approximately $0.15 per share of after-tax expenses it expects to incur this year associated with consummating the merger.  NU expects its distribution and generation segment to earn between $1.25 per share and $1.35 per share1 and its electric transmission segment to earn between $1.05 per share and $1.10 per share1.  NU parent and other companies, including NU’s competitive businesses, are projected to record net expenses of approximately $0.05 per share1 in 2011, excluding the aforementioned merger-related costs.

2010 Results - Transmission

NU’s transmission segment earned $50.5 million in the fourth quarter of 2010, compared with
$44.4 million in the fourth quarter of 2009, and $177.8 million for the full year of 2010, compared with $164.3 million for the full year of 2009.  The increases in fourth quarter and full year net income in 2010, compared with the same periods of 2009, primarily reflect NU’s increased investment in transmission infrastructure.

2010 Results - Distribution and Generation

NU’s distribution and generation segment earned $75.5 million in the fourth quarter of 2010, compared with $39.2 million in the fourth quarter of 2009, and $206.2 million for the full year 2010, compared with $159.2 million for the full year of 2009.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $39.9 million in the fourth quarter of 2010, compared with $19 million in the fourth quarter of 2009, and $94.1 million for the full year of 2010, compared with $74 million for the full year of 2009.  Improved fourth quarter and full year results in 2010 reflect a combination of higher weather-related retail electric sales, strong cost control, lower uncollectibles expense, the settlement of various routine tax items in the fourth quarter of 2010, and the impact of a distribution rate increase that became effective July 1, 2010.  Those factors were partially offset by higher storm restoration costs and pension expense.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $17.8 million in the fourth quarter of 2010, compared with $11.3 million in the fourth quarter of 2009, and $69.3 million for the full year of 2010, compared with $47.5 million for the full year of 2009.  Improved fourth quarter and full year results in 2010 reflect the impacts of the distribution rate increases effective August 1, 2009 and July 1, 2010, and higher generation-related earnings, partially offset by higher operation, depreciation, pension, and tax expenses.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $1.2 million in the fourth quarter of 2010, compared with $3.2 million in the fourth quarter of 2009, and $10.1 million for the full year of 2010, compared with $16.7 million for the full year of 2009.  Lower fourth quarter and full year results in 2010 reflect a $2.1 million after-tax charge related to the outcome of a distribution rate case that was decided by the Massachusetts Department of Public Utilities on January 31, 2011.  Full-year results were also impacted by higher storm restoration and other increased operating costs, partially offset by a 2.4 percent increase in retail electric sales.

Yankee Gas Services Company earned $16.6 million in the fourth quarter of 2010, compared with $5.7 million in the fourth quarter of 2009, and $32.7 million for the full year of 2010, compared with

$21 million for the full year of 2009.  Improved fourth quarter and full-year results in 2010 were due primarily to lower expense related to uncollectible customer accounts and higher sales.  Untracked uncollectible expense was $6 million lower on an after-tax basis in the fourth quarter of 2010 and

$9.4 million lower on an after-tax basis for the full year of 2010, compared with the same periods in 2009.

2010 Results - Competitive Businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned
$0.6 million in the fourth quarter of 2010, compared with earnings of $4.2 million in the fourth quarter of 2009.  NUEI earned $8.3 million for all of 2010, compared with earnings of $15.8 million for all of 2009.  The lower results reflect the reduced scale of NUEI’s wholesale marketing business, whose remaining contracts will expire over the next three years, and lower gains from marking to market NUEI’s wholesale obligations.

2010 Results - NU Parent and Other Companies

NU parent and other companies earned $2.7 million in the fourth quarter of 2010, compared with net expenses of $3.1 million in the fourth quarter of 2009.  They recorded net expenses of $4.4 million for the full year of 2010, compared with net expenses of $9.3 million for the full year of 2009.  Fourth quarter and full-year 2010 NU parent and other companies’ results included a non-recurring benefit of $15.7 million associated with the settlement of several NU parent tax items in October 2010, as well as net after-tax expenses of $9.4 million associated with the NSTAR merger.

The following table reconciles 2010 and 2009 fourth-quarter and full year results.

		Fourth Quarter[1]	Full Year[1]

2009	Reported EPS	$0.48	$1.91
	Improved transmission earnings in 2010	$0.03	$0.05
	Improved distribution/generation results in 2010	$0.20	$0.24
	NU parent/Other results in 2010, excluding fourth quarter tax resolution, merger expenses	---	---
	Net impact of fourth quarter tax resolution, merger expenses	$0.04	$0.03
	Lower competitive business results in 2010	($0.02)	($0.04)
2010	Reported EPS	$0.73	$2.19

Financial results for the fourth quarter and full year 2010 and 2009 are noted below.

Three months ended:

(in millions, except EPS)	December 31, 2010[1]	December 31, 2009[1]	Increase (Decrease)	2010 EPS[1]
CL&P Distribution	$39.9	$19.0	$20.9	$0.23
PSNH Distribution/Generation	$17.8	$11.3	$6.5	$0.10
WMECO Distribution	$1.2	$3.2	($2.0)	$0.01
Yankee Gas	$16.6	$5.7	$10.9	$0.09
Total—Distribution/Generation	$75.5	$39.2	$36.3	$0.43
CL&P Transmission	$40.8	$37.9	$2.9	$0.23
PSNH Transmission	$6.0	$4.0	$2.0	$0.03
WMECO Transmission	$3.6	$2.5	$1.1	$0.02
NU Transmission Ventures	$0.1	$0.0	$0.1	--
Total—Transmission	$50.5	$44.4	$6.1	$0.28
NU parent/Other companies, ex. tax resolution, merger expenses	($3.6)	($3.1)	($0.5)	($0.02)
Net impact of tax resolution, merger	$6.3	---	$6.3	$0.04
Competitive businesses	$0.6	$4.2	($3.6)	---
Reported Earnings	$129.3	$84.7	$44.6	$0.73

12 months ended:

(in millions, except EPS)	December 31, 2010[1]	December 31, 2009[1]	Increase (Decrease)	2010 EPS[1]
CL&P Distribution	$94.1	$74.0	$20.1	$0.53
PSNH Distribution/Generation	$69.3	$47.5	$21.8	$0.39
WMECO Distribution	$10.1	$16.7	($6.6)	$0.06
Yankee Gas	$32.7	$21.0	$11.7	$0.18
Total—Distribution/Generation	$206.2	$159.2	$47.0	$1.16
CL&P Transmission	$143.9	$136.8	$7.1	$0.81
PSNH Transmission	$20.7	$18.0	$2.7	$0.12
WMECO Transmission	$13.0	$9.5	$3.5	$0.07
NU Transmission Ventures	$0.2	$0.0	$0.2	--
Total—Transmission	$177.8	$164.3	$13.5	$1.00
NU parent/Other companies, ex. tax resolution, merger expenses	($10.7)	($9.3)	($1.4)	($0.05)
Net impact of tax resolution, merger	$6.3	---	$6.3	$0.03
Competitive businesses	$8.3	$15.8	(7.5)	$0.05
Reported Earnings	$387.9	$330.0	$57.9	$2.19

Retail sales data:

Gwh for three months ended	December 31, 2010	December 31, 2009	% Change Actual	% Change Weather Norm.
CL&P	5,445	5,452	(0.1)	(0.7)
PSNH	1,913	1,927	(0.7)	(0.7)
WMECO	914	895	2.1	1.6
Total NU	8,268	8,270	0.0	(0.5)

Gwh for 12 months ended
CL&P	22,666	22,266	1.8	(1.8)
PSNH	7,847	7,750	1.3	(1.8)
WMECO	3,732	3,644	2.4	(0.6)
Total NU	34,230	33,645	1.7	(1.7)

Yankee Gas firm volumes in mmcf for three months ended	13,846	12,688	9.1	6.3
Yankee Gas firm volumes in mmcf for 12 months ended	43,251	42,450	1.9	6.2

As of December 31, 2010, NU had approximately 176 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for

NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the effects and outcome of our pending merger with NSTAR, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Our 2011 earnings guidance excludes certain non-recurring charges related to merger costs we expect to expense during 2011, which is a non-GAAP financial measure.  Management believes that these non-GAAP financial measurements are useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast a conference call with investors on Friday, February 25, 2011, at 1 p.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.